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                              MCN ENERGY GROUP INC.
            ---------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                       N/A
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                  (NAME OF PERSON(S) FILING PROXY STATEMENT, IF
                           OTHER THAN THE REGISTRANT)

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


            AT MCN:                            AT DTE:

            Analysts - Stewart Lawrence        Analysts - Lisa Muschong
                       (313) 256-6289                     (313) 235-8030
            Media -    Cheryl Conway           Media -    Lorie N. Kessler
                       (313) 256-5504                     (313) 235-8807



                           DTE ENERGY/MCN ENERGY GROUP
                             REVISE MERGER AGREEMENT

Detroit,  Feb.  28,  2001 - DTE  Energy  (NYSE:  DTE) and MCN  Energy
Group Inc. (NYSE: MCN) today announced revised terms to their merger agreement, initially announced in October 1999.
      Under the revised terms of the merger agreement, DTE Energy will acquire the outstanding shares of MCN Energy Group for $24.00 per share in cash, or
0.715 shares of DTE Energy common stock per share of MCN Energy stock, subject to pro-ration and tax considerations such that, in the aggregate, 55 percent of MCN Energy common stock will be converted into cash and 45 percent will be converted into DTE Energy common stock. The value of the revised transaction is approximately $2.24 billion, or about $24.68 per share, based on DTE Energy's closing stock price yesterday of $35.67. Including the assumption of debt, the value approximates $4.27 billion. The original agreement, negotiated nearly a year and a half ago, called for MCN Energy shares to be purchased at $28.50 per share in cash or 0.775 shares of DTE Energy common stock in accordance with the above pro-ration formula.
      The revised agreement also extends the original April 15, 2001 opt-out date to December 31, 2001 to allow sufficient time to obtain the necessary regulatory approvals as well as MCN shareholder approval of the revised terms. The revised agreement increases transaction certainty by eliminating most, but not all, conditions to completing the merger. The boards of both companies have approved the revised agreement.
      "Circumstances beyond the control of the management of either company, notably the regulatory approval process, had brought into question the probability of closing the transaction by the April 15 opt out date," said Anthony F. Earley Jr., DTE Energy Chairman and Chief Executive Officer. "While the process has taken longer than anticipated, we can now, with virtual certainty, look forward to completing the merger and working together as one management team."



                                     -more-

      Earley noted that the longer than anticipated regulatory approval process, unprecedented increases in gas prices and the necessity of MCN's sale of a portion of their pipeline capacity to address Federal Trade Commission (FTC) concerns, all played a role in DTE Energy's decision to pursue revising the transaction.
      "The terms of our agreement have been revised to provide certainty that this transaction will be completed," MCN Chairman and CEO Alfred R. Glancy III said. "DTE Energy made it clear that if April 15 passed and all of the regulatory approvals were not in hand, it would not close the transaction on the original terms. Our regulatory approval process has taken far longer than anyone anticipated. The MCN Board of Directors and management made the judgment that the uncertainties of closing by April 15 could result in a significant reduction of shareholder value, well below the level represented by this renegotiated price. We determined that the very high degree of certainty of consummation represented by the amended agreement warranted accepting the revised price. We believe this was the most prudent course of action under the circumstances."
      In arriving at its decision, the MCN Board of Directors received a fairness opinion from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated. DTE Energy received a fairness opinion from UBS Warburg.
      The companies originally filed for Federal Trade Commission (FTC) and Securities and Exchange Commission (SEC) approvals in November 1999, and have since sought to resolve anti-trust concerns. A special agreement approved by the Michigan Public Service Commission on Feb. 14, 2001 is expected to resolve all material anti-trust concerns and pave the way for final FTC approval within the next couple of weeks. Revised proxy materials will be filed with the SEC shortly. A revised Public Utility Holding Company Act application will be filed with the SEC. The companies estimate that all needed approvals can be obtained and the merger can be closed within four to five months.
      Earley said a key aspect of the agreement is DTE Energy's enhanced ability to make joint operational decisions immediately upon MCN shareholders' approval so that DTE Energy can achieve its targeted synergies on an accelerated basis.
      "We are enthused about the strategic advantages of adding the MCN Energy capabilities to our company," said Earley. "MCN Energy's gas business is well positioned to complement DTE Energy's strategy. The revised merger agreement creates greater financial flexibility, substantial synergies and supports DTE Energy's goal to increase growth in the years ahead."



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


MCN Energy Group Inc. is an integrated energy company with approximately $4 billion of assets and $2.5 billion of annual revenues. The company primarily is involved in natural gas production, gathering, processing, transmission, storage, distribution and marketing in the Midwest-to-Northeast corridor. Its largest subsidiary is Michigan Consolidated Gas Company, a natural gas utility serving 1.2 million customers in more than 500 communities throughout Michigan. Information about MCN Energy Group is available on the World Wide Web at www.mcnenergy.com.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's principal operating subsidiary is Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan. Information about DTE Energy is available on the World Wide Web at http://www.dteenergy.com.

DTE will be filing a post-effective amendment to its registration statement filed on Form S-4, which was filed with the SEC on November 12, 1999 and contains a proxy statement/prospectus for DTE and MCN, and other documents with the Securities and Exchange Commission. Investors and security holders are urged to read the post-effective amendment containing the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because they will contain important information. Investors and security holders will be able to receive the post-effective amendment containing the proxy statement/prospectus and other documents free of charge at the SEC's web site, www.sec.gov, from DTE Investor Relations at 2000 2nd Avenue, Detroit, Michigan 48226-1279 or from MCN Investor Relations at 500 Griswold Street Detroit, Michigan 48226. Information concerning the identity of the participants in the solicitation of proxies by the MCN board of directors and their direct or indirect interests, by security holdings or otherwise, may be obtained from the Secretary of MCN at the address listed above.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the company's best estimates. Actual results may differ materially.

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